NOTICE OF WITHDRAWAL

Instructions

If you previously elected to accept the Offer to Modify Certain Outstanding Warrants dated September 16, 2009, as amended on October 5, 2009, made by AuraSound, Inc. and would like to change your election and withdraw the tender of your Exercise Documents, you must complete and sign the Notice of Withdrawal and return it to AuraSound, Inc. before 9:00 p.m., Pacific Time, on November 3, 2009 unless the Offer is extended.

Once the notice is signed and complete, please return it to AuraSound, Inc. by U.S. Mail or Courier at the following address:

Via Mail or Courier

AuraSound, Inc.
11839 East Smith Avenue
Santa Fe Springs, California 90670

YOU DO NOT NEED TO COMPLETE AND RETURN THIS NOTICE UNLESS YOU WISH TO WITHDRAW A PREVIOUS TENDER OF YOUR EXERCISE DOCUMENTS.

AURASOUND, INC.
NOTICE OF WITHDRAWAL

To AuraSound, Inc.:

I previously received a copy of the Offer to Modify Certain Outstanding Warrants dated September 16, 2009, as amended on October 5, 2009, the Waiver Agreement and the transmittal letter.  I signed and returned the transmittal letter and the Waiver Agreement.  I wish to change that election and withdraw from the Offer.

Date:	, 2009

(Signature)

(Print Name)